Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of PayPal Holdings, Inc. due September 30, 2024

Term Sheet to Preliminary Pricing Supplement No. ELN1974 dated August 31, 2023

Summary of Terms

Issuer :	Bank of Montreal
Market Measure:	Common Stock of PayPal Holdings, Inc. (the "Underlying Stock")
Pricing Date*:	September 19, 2023
Issue Date*:	September 22, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending price is greater than or equal to the threshold price: $1,000 + the contingent fixed return; or

•    if the ending price is less than the threshold price:

$1,000 + ($1,000 × underlying stock return)

Contingent Fixed Return:	At least 11.60% of the face amount (at least $116.00 per security), to be determined on the pricing date.
Stated Maturity Date*:	September 30, 2024
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the calculation day
Threshold Price:	60% of the starting price
Underlying Stock Return:	ending price – starting price starting price
Calculation Day*:	September 23, 2024
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM"), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	06375MAZ8
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)***

*** assumes a contingent fixed return equal to the lowest possible contingent fixed return that may be determined on the pricing date

If the ending price is less than the threshold price, you will have full downside exposure to the decrease in the price of the Underlying Stock, and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $962.00 per security. The estimated initial value of the securities on the pricng date may differ from this value but will not be less than $922.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465923011878/b829234fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•    If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 40%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•    You Will Receive The Contingent Fixed Return Only If The Ending Price Is Greater Than Or Equal To The Threshold Price.

•    The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

•    No Periodic Interest Will Be Paid On The Securities.

•    The Securities Are Subject To Credit Risk.

•    Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•    The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•    The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•    The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•    The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•    The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•    The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stock

•    The Securities Will Be Subject To Single Stock Risk.

●    Any Payment At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To A Variety Of Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest

•    Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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